        SUPPLEMENT NO. 1 TO OFFER TO PURCHASE DATED AS OF MARCH 14, 2001

                    AV, INC., WALTER NEUBAUER AND AREF CHEVAL
         HAVE AMENDED THEIR OFFER TO PURCHASE SHARES OF THE COMMON STOCK
                                       OF
                             AQUA CARE SYSTEMS, INC.
                                       TO
 INCREASE THE NUMBER OF SHARES IT IS OFFERING TO PURCHASE AT $2.25 NET PER SHARE
                                       TO
                                1,050,000 SHARES


--------------------------------------------------------------------------------
        THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
         NEW YORK CITY TIME, ON WEDNESDAY, MARCH 28, 2001, UNLESS THIS
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THIS OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE AND IN THIS SUPPLEMENT. SEE SECTION 14 UNDER THE CAPTION "THE TENDER OFFER" OF THE OFFER TO PURCHASE. THIS OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING.

THE BOARD OF DIRECTORS OF AQUA CARE SYSTEMS, INC. (THE "COMPANY") HAS DETERMINED THAT THIS OFFER IS FAIR TO AND IN THE BEST INTEREST OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT HOLDERS OF SHARES OF THE COMPANY'S COMMON STOCK ACCEPT THIS OFFER AND TENDER THEIR SHARES PURSUANT TO THIS OFFER.

                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either:

         1. Complete and sign the original Letter of Transmittal or the Amended Letter of Transmittal (or a facsimile thereof) tendered in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal or the Amended Letter of Transmittal, mail or deliver the original Letter of Transmittal or the Amended Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 under the caption "Tender Offer" on page 5 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) and any other required documents to the Depositary (as defined in the Offer to Purchase) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or the Amended Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 under the caption "Tender Offer" on page 5 of the Offer to Purchase; or

         2. Request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

              A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

              If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 under the caption "The Tender Offer" on page 5 of the Offer to Purchase and in the Notice of Guaranteed Delivery previously provided with the Offer to Purchase.

              Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Supplement to Offer to Purchase, the Amended Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.


                    The Information Agent for this Offer is:
                           INNISFREE M&A INCORPORATED

March 14, 2001

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
SUMMARY TERM SHEET ...............................................................i

INTRODUCTION......................................................................1

THE TENDER OFFER..................................................................3

         1.    GENERAL ...........................................................3
         2.    PROCEDURES FOR TENDERING SHARES ...................................3
         3.    ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION .....................3
         4.    PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES ....................3
         5.    EFFECT OF THIS OFFER ON THE MARKET FOR THE SHARES; NASDAQ
               LISTING EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS .............3
         6.    CERTAIN INFORMATION CONCERNING THE PURCHASER ......................4
         7.    SOURCE AND AMOUNT OF FUNDS ........................................5
         8.    BACKGROUND OF THIS OFFER; PAST CONTACTS, TRANSACTIONS OR
               NEGOTIATIONS WITH THE COMPANY .....................................6
         9.    PURPOSE OF THIS OFFER .............................................7
         10.   CERTAIN CONDITIONS OF THIS OFFER ..................................8
         11.   MISCELLANEOUS .....................................................9

                               SUMMARY TERM SHEET

AV, INC. AND WALTER NEUBAUER AND AREF CHEVAL, THE SOLE STOCKHOLDERS OF AV, INC., ARE OFFERING TO ACQUIRE UP TO 1,050,000 SHARES OF THE COMMON STOCK OF AQUA CARE SYSTEMS, INC. FOR $2.25 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A SHAREHOLDER OF AQUA CARE, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THIS SUMMARY TERM SHEET IS NOT MEANT TO BE A SUBSTITUTE FOR THE INFORMATION CONTAINED IN THE REMAINDER OF THIS SUPPLEMENT, THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND AMENDED LETTER OF TRANSMITTAL, AND THE INFORMATION CONTAINED IN THIS SUMMARY TERM SHEET IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND EXPLANATIONS CONTAINED IN THIS SUPPLEMENT, THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND AMENDED LETTER OF TRANSMITTAL. WE URGE YOU TO CAREFULLY READ THE ENTIRE SUPPLEMENT, THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND AMENDED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION REGARDING WHETHER TO TENDER YOUR SHARES.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF AQUA CARE?


     o AV, Inc., a Delaware corporation formed in March 2000 for the purpose of making an investment in Aqua Care, is offering to purchase your Aqua Care shares. AV, Inc. is owned by Walter Neubauer and Aref Cheval. Walter Neubauer and Aref Cheval, together with AV, Inc., are deemed to be bidders in this offer, but any purchases in this offer will be made solely through AV, Inc. See the "Introduction" on page 1 and Section 6 on page 4 under the caption "The Tender Offer" of this Supplement and the "Introduction" on page 1 and Section 9 on page 16 under the caption "The Tender Offer" of the Offer to Purchase.

HOW MANY SHARES IS AV, INC. SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

     o AV, Inc. is offering to purchase up to 1,050,000 shares of Aqua Care common stock at a price of $2.25 per share, net to the seller in cash, without interest. This amount was increased from 900,000 at the request of the Board of Directors of Aqua Care. To the extent more than 1,050,000 shares are tendered in this offer, AV, Inc. will purchase only up to 1,050,000 shares on a pro rata basis based on the number of shares properly tendered by each Aqua Care stockholder prior to or on the expiration of this offer and not withdrawn. No fractional shares will be purchased. See Section 3 on page 3 under the caption "The Tender Offer" of this Supplement and Section 4 on page 9 under the caption "The Tender Offer " of the Offer to Purchase.

     o As of February 20, 2001, the last full trading day prior to the announcement of this offer, the closing price of an Aqua Care share on the Nasdaq SmallCap Market was $1.44. As of March 7, 2001, the last full trading day before AV, Inc. issued a press release announcing that it was amending the terms of this offer upon the terms set forth in this Supplement, the closing price of an Aqua Care share on the Nasdaq SmallCap Market was $1.88.

     o If you are the record owner of your shares and you tender shares in this offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" on page 1 and Section 5 on page 3 under the caption "The Tender Offer" of this Supplement and Section 7 on page 13 under the caption "The Tender Offer" of the Offer to Purchase.

WHY IS AV, INC. MAKING THIS OFFER?

     o AV, Inc. is making this offer to acquire the shares to make an investment in Aqua Care. Mr. Neubauer and Mr. Cheval are currently involved in the water filtration industry and have been looking for further opportunities to invest in that industry. Mr. Neubauer and Mr. Cheval believe that, at the recent market price of the shares, Aqua Care represents a unique opportunity to invest in a publicly traded company in the water filtration industry. Mr. Neubauer and Mr. Cheval believe that the recent market price of the shares does not accurately reflect the potential value of Aqua Care and that, under new management, the potential value of Aqua Care could be more fully realized under new management. Accordingly, AV, Inc. intends, as soon as practicable after consummation of this offer, to explore all alternatives to elect a new board of directors of Aqua Care and replace senior management of Aqua Care. AV, Inc. currently intends that Aqua Care will remain a public company. See Section 9 under the caption "The Tender Offer" on page 7 in this Supplement.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THIS OFFER?

     o This offer is conditional on at least 500,000 shares being tendered. This offer may be terminated by AV, Inc. if less than 500,000 shares are tendered before this offer expires. This offer is also conditional on AV, Inc. and Aqua Care not having received notice that Aqua Care's common stock may be deregistered by the SEC or delisted for quotation from the Nasdaq SmallCap Market as a result of the consummation of this offer. A more detailed discussion of the conditions to consummation of this offer may be found in the "Introduction" on page 1 and Section 6 on page 4 under the caption "The Tender Offer" of this Supplement.

DOES AV, INC. HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

     o     AV, Inc. has sufficient cash available to pay for the shares. See
           Section 6 under the caption "Tender Offer" on page 4 of this Supplement.

HAS THE BOARD OF DIRECTORS OF AQUA CARE APPROVED THIS OFFER?

     o The board of directors of Aqua Care has determined that this offer is fair to and in the best interest of Aqua Care's stockholders and has recommended that holders of shares accept this offer and tender their shares pursuant to this offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THIS OFFER?

     o You have until the expiration date of this offer to tender. This offer currently is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, March 28, 2001. AV, Inc. currently expects that this offer will be extended until 500,000 shares of Aqua Care common stock are validly tendered and not withdrawn. If this offer is extended, AV, Inc. will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date this offer was scheduled to expire. See Section 1 under the caption "The Tender Offer" on page 3 of the Offer to Purchase.

     o AV, Inc. may elect to provide a "subsequent offering period" for this offer. A subsequent offering period, if one is included, will be an additional period of time beginning after AV, Inc. has purchased shares tendered during this offer, during which shareholders may tender, but not withdraw, their shares and receive this offer consideration. AV, Inc. does not currently intend to include a subsequent offering period, although AV, Inc. reserves the right to do so.

HOW DO I ACCEPT THIS OFFER AND TENDER MY SHARES?

     o To tender your shares, you must completely fill out the original Letter of Transmittal or the enclosed Amended Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the original Letter of Transmittal or Amended Letter of Transmittal, to the depositary, prior to the expiration of this offer. If your shares are held through a broker, dealer or other nominee, they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the Notice of Guaranteed Delivery previously delivered to you, provided you are able to comply fully with its terms. See Section 2 under the caption "The Tender Offer" on page 5 of the Offer to Purchase.

IF I ACCEPT THIS OFFER, WHEN WILL I GET PAID?

     o If the conditions to this offer are satisfied and AV, Inc. consummates this offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of this offer. See Section 4 under the caption "The Tender Offer" on page 5 of the Offer to Purchase.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     o You may withdraw a portion of or all your tendered shares by delivering written, manually executed or facsimile notice to the depositary prior to the expiration of this offer. Further, if AV, Inc. has not agreed to accept your shares for payment within 60 days of the commencement of this offer, you can withdraw them at any time after that 60-day period until AV, Inc. does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See Section 3 under the caption "The Tender Offer" on page 5 of the Offer to Purchase.

IF I DO NOT TENDER BUT THIS OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     o This offer is conditional on AV, Inc. and Aqua Care not having received notice that Aqua Care's common stock may be "deregistered" by the SEC or delisted from quotation from the Nasdaq SmallCap Market as a result of the consummation of this offer. If this offer is successful, however, the number of shareholders and the number of shares of Aqua Care that are still in the hands of the public may be so small that there may no longer be an active public trading market for the shares. Even if this Offer is successful, there can be no assurance that there will be an active trading market for the shares or that the shares, at a future time, will not be "deregistered" by the SEC or delisted from quotation from the Nasdaq SmallCap Market.

ARE DISSENTERS' RIGHTS AVAILABLE IN THIS OFFER?

     o     Dissenters' rights are not available in this offer.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

     o The receipt of cash in this offer in exchange for Aqua Care shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See Section 5 under the caption "The Tender Offer" on page 11 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     o On March 13, 2001, the last practicable trading day before the date of this Supplement, the shares of Aqua Care common stock closed on the Nasdaq SmallCap Market at $1.88 per share. You should obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 4 on page 3 under the caption "The Tender Offer" in this Supplement and Section 6 on page 12 under the caption "The Tender Offer" of the Offer to Purchase.

WHO SHOULD I CALL WITH QUESTIONS?

     o You should call Innisfree M&A Incorporated at (888) 750-5834 (toll-free) with any questions you may have. Innisfree M&A Incorporated is acting as the information agent for this offer. See the back cover of this offer.

                                  INTRODUCTION

       The information set forth in this supplement (this "Supplement") amends and supplements the Offer to Purchase dated February 22, 2001 (the "Offer to Purchase") of AV, Inc., a Delaware corporation (the "Purchaser"). Walter Neubauer and Aref Cheval are the sole stockholders of the Purchaser. Pursuant to this Supplement, the Purchaser is offering to purchase up to 1,050,000 shares of common stock, par value $.001 per share ("Shares"), of Aqua Care Systems, Inc., a Delaware corporation (the "Company"), at a price of $2.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase as supplemented by this Supplement and in the related Letter of Transmittal and Amended Letter of Transmittal (which, as amended from time to time, together constitute this "Offer").

       This Supplement should be read in conjunction with the Offer to Purchase. Except as set forth in this Supplement and in the Amended Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the original Letter of Transmittal mailed with the Offer to Purchase remain applicable in all respects to this Offer. Capitalized terms used and not otherwise defined in this Supplement have the respective meanings assigned to them in the Offer to Purchase.

THIS OFFER IS CONDITIONAL UPON AT LEAST 500,000 SHARES BEING TENDERED AND THE PURCHASER MAY TERMINATE THIS OFFER IF LESS THAN 500,000 SHARES ARE TENDERED BEFORE THIS OFFERING EXPIRES. THIS OFFER IS CONDITIONAL ON THE PURCHASER AND AQUA CARE NOT HAVING RECEIVED NOTICE THAT AQUA CARE'S STOCK MAY BE DEREGISTERED BY THE SECURITIES AND EXCHANGE COMMISSION OR DELISTED FROM THE NASDAQ SMALLCAP MARKET AS A RESULT OF THE CONSUMMATION OF THIS OFFER.

SHARES PREVIOUSLY VALIDLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THIS OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THIS OFFER PRICE PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THIS OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

       The Board of Directors of the Company has determined that this Offer is fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept this Offer and tender their Shares pursuant to this Offer.

       Certain conditions to this Offer are described in Section 10 under the caption "Tender Offer" on page 8 of this Supplement and Section 14 under the caption "Tender Offer" on page 19 of the

Offer to Purchase. The Purchaser expressly reserve the right, in their sole discretion, to waive any one or more of the conditions to this Offer. See
Section 1 on page 3 and Section 10 on page 8 under the caption "The Tender Offer" of this Supplement and Section 1 on page 3, Section 14 on page 19 and
Section 15 on page 23 under the caption "The Tender Offer" of the Offer to Purchase.

YOU SHOULD READ THIS SUPPLEMENT, THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE AMENDED LETTER OF TRANSMITTAL CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER.

                                THE TENDER OFFER

1.       GENERAL

     All references to "900,000 Shares"shall now be deemed to be references to "1,050,000 Shares." All references to "Thursday, March 22, 2001" shall now be deemed to be references to "Wednesday, March 28, 2001." All references to "Monday, April 23, 2001" shall now be deemed to be references to "Wednesday, April 25, 2001."

2.       PROCEDURES FOR TENDERING SHARES

     Section 2 of the Offer to Purchase is hereby amended by revising all references therein to "the Letter of Transmittal" to read "the Amended Letter of Transmittal."

3.       ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION

     Section 4 of the Offer to Purchase is hereby amended by revising all references therein to "the Letter of Transmittal" to read "the Amended Letter of Transmittal."

     The sixth sentence of the first paragraph of Section 4 of the Offer to Purchase is hereby amended and restated in its entirety as follows: "The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in anticipation of obtaining all necessary governmental approvals."

4.       PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     Section 6 of the Offer to Purchase is hereby amended to add the following paragraph to the end of such section:

     As of February 20, 2001, the last full trading day prior to the announcement of this offer, the closing price of an Aqua Care share on the Nasdaq SmallCap Market was $1.44. On March 7, 2001, the last full trading day before the Purchaser issued a press release announcing that it was amending the terms of this Offer upon the terms set forth in this Supplement, the closing price of an Aqua Care share on the Nasdaq SmallCap Market was $1.81.

5. EFFECT OF THIS OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Section 7 of the Offer to Purchase is hereby amended as follows:

     This Offer is conditional on the Purchaser and the Company not having received notice that the Company's common stock may be deregistered under the Exchange Act or delisted for quotation from the Nasdaq SmallCap Market as a result of the consummation of this Offer.

6.       CERTAIN INFORMATION CONCERNING THE PURCHASER

     Section 9 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

     The Purchaser was formed in March 2000 under the laws of the State of Delaware for the purpose of making an investment in the Company. See Section 8 on page 5 under the caption "The Tender Offer" of this Supplement and Section 11 on page 17 under the caption "The Tender Offer" of the Offer to Purchase. The principal executive office of the Purchaser is located at 548 Amapola Avenue, Torrance, California 90501 and its telephone number is (310) 618-3738. The Purchaser has not engaged, and is not expected to engage, in any business other than in connection with acquiring Shares. As of the date of this Offer to Purchase, the Purchaser is the beneficial owner of 134,900 Shares, which constitute approximately 4.6% of the Shares outstanding as of the date of the Offer to Purchase.

     Set forth below is the unaudited balance sheet of the Purchaser as of March 9, 2001. As the offerors are not subject to the periodic reporting requirements of the Exchange Act, and as audited financial statements are not available or obtainable during the period of this Offer (if at all) without unreasonable cost or expense to audit the Purchaser's books and records for the first time. The balance sheet as of March 9, 2001 has not been audited.

                                    AV, INC.
                         BALANCE SHEET AT MARCH 9, 2001
                                   (unaudited)


Cash and U.S. Treasury Money Market..........................         $2,456,286

Investment Securities at Cost ...............................            220,317

Other........................................................            129,235
                                                                   -------------

Total Assets.................................................         $2,805,838
                                                                   =============

Total Liabilities............................................            $51,681
                                                                   -------------

Total Stockholders' Equity...................................          2,754,157
                                                                   -------------

Total Liabilities and Stockholders' Equity.. ................         $2,805,838
                                                                   =============

     As the sole stockholders of the Purchaser, Walter Neubauer and Aref Cheval, together with the Purchaser, are deemed to be bidders in this Offer, but any purchases in this Offer will be made solely by the Purchaser. Mr. Neubauer's net worth is in excess of $25,000,000, of which his liquid net worth is in excess of $5,000,000, which is substantially in excess of the purchase price for the Shares in this Offer and the related fees and expenses of the Purchaser. Mr. Neubauer is not a party to any guaranty or agreement giving rise to a contingency which may materially and negatively affect his net worth or liquid net worth. Mr.

Cheval's net worth is approximately $1,000,000, of which his liquid net worth is approximately $250,000. In the event of any unanticipated shortfall in funds necessary to pay the purchase price for the Shares in this Offer or the related fees and expenses of the Purchaser, Mr. Neubauer has informed the Purchaser that he will contribute an amount in cash equal to the shortfall.

     Except as set forth in this Supplement and the Offer to Purchase, none of the Purchaser nor any of the persons listed in Schedule I of the Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any securities of the company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Supplement and the Offer to Purchase, none of the Purchaser nor any of the persons listed in Schedule I of the Offer to Purchase has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. See Section 8 on page 5 under the caption "The Tender Offer" of this Supplement and Section 11 on page 17 under the caption "The Tender Offer" of the Offer to Purchase.

     Except as set forth in this Supplement and the Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser or any of the persons listed in Schedule I to the Offer to Purchase, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission. See Section 8 on page 5 under the caption "The Tender Offer" of this Supplement and Section 11 on page 17 under the caption "The Tender Offer" of the Offer to Purchase.

7.       SOURCE AND AMOUNT OF FUNDS

     Section 10 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

     The total amount of funds required by the Purchaser to purchase 1,050,000 Shares pursuant to this Offer and to pay related fees and expenses incurred in connection with this Offer, is estimated at $2,622,500. The Purchaser has sufficient cash available to pay for the Shares. Because the Purchaser has sufficient resources to fund this Offer, the Purchaser has no alternative financing arrangements.

8.       BACKGROUND OF THIS OFFER; PAST CONTACTS, TRANSACTIONS
         OR NEGOTIATIONS WITH THE COMPANY

     Section 11 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

     In March 2000, the Purchaser and Messrs. Neubauer and Cheval (the "Group") initiated contact with the Company for the purpose of negotiating an investment by the Purchaser in the Company. The Group and its affiliates were interested in investments in the water filtration industry. The Group believed that the Company represented a unique opportunity to invest in a such business. On June 1, 2000, the Company and the Purchaser entered into a non-binding letter of intent (the "Letter of Intent"), pursuant to which the Company and the Purchaser agreed to negotiate the sale (the "Sale") by the Company to the Purchaser of 575,000 Shares at the price of $2.25 per share and of warrants to purchase an additional 575,000 Shares at an exercise price of $3.35 per share. The Letter of Intent provided that the commitment represented thereby would expire on the earlier to occur of the execution and delivery of definitive agreements with respect to the Sale or July 31, 2000. The Company and the Group were unable to negotiate definitive agreements with respect to the Sale by July 31, 2000. Negotiations between the Company and the Group regarding an investment by the Purchaser in the Company continued until October 23, 2000. On that date, the Purchaser was informed by letter from counsel to the Company that the Company's board of directors had determined that it was not in the best interest of the Company and its shareholders to pursue a transaction with the Group at that time and that the Company had decided to engage an investment banker to, among other things, work with management to develop a strategic plan to enhance shareholder value. Notwithstanding the determination of the board, the Group and the Company, from time to time, continued to discuss the possibility of an investment by the Purchaser in the Company although no agreement with respect to such an investment was reached prior to the commencement of this Offer.

     On February 22, 2001, the Purchaser filed a Tender Offer Statement on Schedule TO relating to the Purchaser's offer to purchase 900,000 Shares at a price of $2.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 22, 2001, and in the related Letter of Transmittal (which collectively constitute the "Original Offer").

     Between February 22, 2001 and March 6, 2001, representatives of the Company's board of directors and the Purchaser and their respective legal and financial advisors discussed matters relating to this Offer, including the Purchaser's intentions with respect to this Offer and the number of Shares the Purchaser offered to purchase. On March 7, 2001, the Purchaser reached an agreement in principle with the Company's board of directors with respect to this Offer. Pursuant to the agreement, which was subject to the approval of the Board of Directors, the Purchaser would increase the number of Shares the Purchaser offered to purchase pursuant to this Offer to 1,050,000, subject to the following two conditions: that (A) neither the Company or the Purchaser shall have received (i) notice from the Securities and Exchange Commission that the Company's common stock may be deregistered following consummation of this Offer or (ii) notice from the NASDAQ Stock Market that the Company's common stock may be delisted following consummation of this Offer; and (B) the Company shall take no further action toward the consummation of the transactions with Access Pharmacy and Home Health Services of Davie, LLC describe in Aqua Care's March 2, 2001 press release (the "Access Transaction").

     On March 7, 2001, the Board of Directors met and, based upon the approval and recommendation of the Committee, determined that this Offer, as amended, was fair to and in the best interest of the stockholders of the Company and that it would recommend that the stockholders accept this Offer and tender their Shares pursuant thereto. On March 8, 2001, the Purchaser issued a press release announcing that the Purchaser had increased the number of shares it offered to purchase pursuant to this Offer to 1,050,000 and had extended this Offer until at least midnight, New York City time, on Monday, March 26, 2001. In fact, this Offer has been extended to midnight, New York City time, on Wednesday, March 29, 2001, unless further extended.

9.       PURPOSE OF THIS OFFER

     Section 12 of the Offer to Purchase is amended and restated in its entirety as follows:

     The purpose of this Offer is to acquire the Shares as an investment in the Company. Mr. Neubauer and Mr. Cheval are currently involved in the water filtration industry and have been looking for further opportunities to invest in that industry. Mr. Neubauer and Mr. Cheval believe that, at the recent market price of the Shares, the Company represents a unique opportunity to invest in a publicly traded company in the water filtration industry. Mr. Neubauer and Mr. Cheval believe that the recent market price of the shares does not accurately reflect the potential value the Company and that, under new management, the potential value of the Company could be more fully realized. Accordingly, the Purchaser intends, as soon as practicable after consummation of this offer, to elect a new board of directors of the Company and replace senior management. In the event that a new board of directors of the Company is elected and/or senior management of the Company is replaced, the Purchaser intends for the Company to honor all agreements with employees of the Company publicly disclosed prior to February 22, 2001.

     The Purchaser intends that, if a new board and new management is put into place, the Company will remain in and grow its current business designing, manufacturing and selling fluid handling, filtration and water purification systems and products through the strategic acquisition of companies engaged in such businesses. To that end, the Purchaser has made this Offer conditional on the Company not taking any further action toward the consummation of the Access Transaction.

     Further, the Purchaser intends that the Company will remain publically traded. The Purchaser has made this Offer conditional on the Company not being deregistered under the Exchange Act or delisted for quotation on the Nasdaq SmallCap Market as a result of the consummation of this Offer.

     The Purchaser does not intend to violate Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 of the DGCL provides that, in the absence of prior approval from the board of directors of a Delaware corporation and subject to certain exceptions, a holder of 15% or more of the stock of such Delaware corporation is prohibited from entering into certain "prohibited transactions" (including mergers and issuances of additional equity) with the corporation for a period of three years after the acquisition of the 15%.

10.      CERTAIN CONDITIONS OF THIS OFFER

     The first paragraph of Section 14 of the Offer to Purchase is hereby amended as follows:

THIS OFFER IS CONDITIONAL ON THE COMPANY (A) NOT BEING DEREGISTERED UNDER THE EXCHANGE ACT OR DELISTED FOR QUOTATION ON THE NASDAQ SMALLCAP MARKET AS A RESULT OF THE CONSUMMATION OF THIS OFFER; AND (B) NOT TAKING ANY FURTHER ACTION TOWARD THE CONSUMMATION OF THE ACCESS TRANSACTION.

     The first sentence of the second paragraph of Section 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows:
"Notwithstanding any other provisions of this Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend this Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or withdrawal of such bidder's offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, may terminate or amend this Offer as to any Shares not then paid for, if any of the following events shall occur or be deemed by the Purchaser to have occurred on or prior to the Expiration Date:"

     The second to last paragraph of Section 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows: "The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties."

11.      MISCELLANEOUS

     Section 17 of the Offer to Purchase is hereby amended by revising all references therein to "the Letter of Transmittal" to read "the Amended Letter of Transmittal."


                                                AV, INC.
                                                WALTER NEUBAUER
                                                AREF CHEVAL

March 14, 2001

     Manually signed facsimile copies of the Amended Letter of Transmittal will be accepted. The Amended Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                       The Depositary for this Offer is:

                            WILMINGTON TRUST COMPANY

         By Mail:                                 By Hand/Overnight Delivery:
Corporate Trust Reorg. Svcs.                       Wilmington Trust Company
 Wilmington Trust Company                    1105 North Market Street, 1st Floor
     P.O. Box 8861                                  Wilmington, DE 19801
 Wilmington, DE 19899-8861                    Attn: Corporate Trust Reorg. Svcs.

                               Fax: (302) 651-1079
                            Telephone: (302) 651-8869

     Questions and requests for assistance should be directed to the Information Agent at its respective address or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

                    The Information Agent for this Offer is:

                           Innisfree M&A Incorporated
                               501 Madison Avenue
                            New York, New York 10022

                                 (888) 750-5834
                                   (Toll Free)

                                 (212) 750-5833
                                 (Call Collect)

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